Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA  20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For Investor Relations contact:  Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com.

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces the Appointment of New Corporate Leadership

Herndon, VA – January 15, 2009 -- SteelCloud (Nasdaq: SCLD), a leading integrator of network-centric, embedded computing and server appliances today announced that Brian H. Hajost has been named President and CEO by the Company’s Board of Directors.  Mr. Hajost, 52, replaces Robert Frick who is leaving the company for health reasons.  In addition, Mr. Hajost has been appointed to the Board of Directors to fill the vacancy created by Mr. Frick’s departure.

“Having been with SteelCloud for five years, including over two years as its President, Mr. Hajost brings a wealth of sales, marketing, and management experience to the Company,” remarked Vice Admiral E.A. Burkhalter, Chairman of the SteelCloud Board of Directors.  “Brian has been working with the Company, on a consulting basis, for a number of months now to ensure a smooth transition.  I am delighted that he has agreed to rejoin the Company, and he has the board’s utmost confidence and support.  I trust that Bob will focus on his health issues, and we wish him a speedy recovery.”

“I am excited to be back at SteelCloud,” remarked Mr. Hajost.  “During the last few months I have been impressed with the Company’s product and service quality, the attitude and dedication of its great employees, and its impressive customer satisfaction.  The current economic climate poses some significant near-term challenges for SteelCloud; but with hard work and renewed focus, I am confident in our ultimate success.”

Additionally, the Company announced that Kevin Murphy, Executive Vice President and Chief Financial Officer has been appointed to the SteelCloud Board of Directors.

About the Company

SteelCloud is a developer and manufacturer of compliance based technology solutions.  SteelCloud designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets SteelCloud delivers integration services and software focused on risk management and network management solutions.   SteelCloud’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.  Over its 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the reports the Company files with the Securities and Exchange Commission, including but not limited to its annual report on Form 10-K; its quarterly reports on Forms 10-Q; and any current reports on Form 8K. SteelCloud undertakes no obligation to update or correct forward-looking statements.